EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 9, 2012, with respect to the consolidated financial statements and the related financial statement schedule, included in the Annual Report of MFRI, Inc. and Subsidiaries on Form 10-K/A for the year ended January 31, 2012. We hereby consent to the incorporation by reference of said reports in Registration Statements on Forms S‑3 (File No. 333-139432, effective December 18, 2006, File No. 333-21951, effective August 13, 1997, File No. 333-44787, effective January 23, 1998) and on Forms S‑8 (File No. 333-08767, effective July 25, 1996, File No. 333-121526, effective December 22, 2004, and File No. 333-130517, effective December 20, 2005) of MFRI, Inc. and Subsidiaries.

Chicago, Illinois
May 9, 2012